Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333- 238193

June 5, 2020

Dada Nexus Limited

Dada Nexus Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on June 4, 2020.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs (Asia) L.L.C. at +1 (866) 471-2526, BofA Securities, Inc. at +1 (800) 294-1322, or Jefferies LLC at +1 (877) 547-6340. You may also access the Company’s most recent preliminary prospectus dated June 1, 2020, which is included in the Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC on the same date by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1793862/000119312520156652/d838738df1a.htm.

The Company will issue and sell an aggregate of 20,000,000 American depositary shares (“ADSs”), each representing four ordinary shares of the Company, at a price of US$16.00 per ADS in the initial public offering. The Company has granted the underwriters an option to purchase up to an additional 3,000,000 ADSs.

The Company will receive gross proceeds of US$320.0 million from this offering, or US$368.0 million if the underwriters exercise their option to purchase additional ADSs in full.